1 PRESS RELEASE LEONARDO: NEW ORDERS OF € 17.3 BN (+21%1), REVENUES OF € 14.7 BN (+4.7%1), EBITA OF € 1.2 BN (+14.9%1-2), NET RESULT BEFORE EXTRAORDINARY TRANSACTIONS OF € 697 MLN (+18.7%), NET RESULT OF € 932 MLN (+58.8%), FOCF OF € 539 MLN (+186.7%1), GROUP NET DEBT OF € 3,016 MLN (-3.4%) PROPOSED DIVIDEND AT € 0.14 PER SHARE Rome, 9 March 2023 – Leonardo's Board of Directors, convened today under the Chairmanship of Luciano Carta, examined and unanimously approved 2022 results. “Our positive 2022 performance - Alessandro Profumo, Leonardo CEO, stated – is the result of a long term vision that has allowed the Group to strengthen its competitiveness in an international scenario of higher uncertainty. Our enhanced industrial strength, solid financial position, our accelerating commercial momentum, and sustainability are all at the basis of our results. We met or exceeded all our key targets once again, we have structurally and strongly increased our cash generation, with a FOCF of € 539 million in 2022, more than doubling 2021. Thanks to higher cash generation and the disposals of the Leonardo DRS businesses, we also reduced our debt level. At the same time, we strengthened our core business through the purchase of 25.1% of Hensoldt and the consolidation of RADA into Leonardo DRS. All this, allow us to propose again the payment of a dividend of 0.14 euros per share”. "The results achieved, - Alessandro Profumo concludes – show once again the solidity of the Group's business and the ability to react and adapt to complex challenges. Today, Leonardo is stronger, more resilient, sustainable, innovative and in a better position to capture new opportunities. The confirmed sector leadership in the main ESG indices and the commitment to the Science Based Targets are some examples of our ESG progress. We are confident that in the future we will be able to achieve the challenging goals we have set ourselves and continue to create sustainable value for all our stakeholders thanks to the important contribution of all 51,000 of our people”. FY2022 RESULTS SHOW LEONARDO IS STRONGER, MORE RESILIENT AND SUSTAINABLE, IN A BETTER POSITION TO CAPTURE NEW OPPORTUNITIES VERY STRONG COMMERCIAL PERFORMANCE EXCEEDING GUIDANCE ▪ Backlog at € 37.5 billion, equal to about 2.5 years of production ▪ Book to Bill at 1.2x IMPROVING PROFITABILITY ▪ RoS 8.3%, +0.8 p.p. vs FY212 ▪ Strong defence/governmental businesses ▪ Recovery of Aerostructures on track SIGNIFICATIVE AND STRUCTURAL STEPPING UP CASH FLOW ▪ Reduced seasonality and factoring ▪ Reduced Aerostructures cash absorption (-€ 296 million vs -€ 339 million nel 2021), breakeven in 2025 ▪ Net debt lower ca. € 100 million: cash flow generation and disposals of Leonardo DRS businesses more than offsetting strengthening of our core business (acquisition of 25.1% of Hensoldt and the consolidation of RADA into Leonardo DRS) ▪ Debt prepaid for ca. 800 million with the redemption in full of USD notes due 2039 and 2040 and early repayment of € 500 million Term Loan (1) Adjusted perimeter to exclude the contribution of Global Enterprise Solutions (August-December 2021) (2) Restatement to include covid costs within EBITA as previously accounted below the line

2 ESG PROGRESS ▪ -15% Scope 1+2 CO2 emissions ▪ Commitment to Science Based Target (SBTi) ▪ 19% of female managers on total managers vs 15% in 2017 ▪ 44% of new hires under 30 vs 42% in 2021 ▪ 55% of sources of funding linked to ESG vs 50% in 2021 FY 2023 GUIDANCE Based on the current assessment of the effects deriving from the geopolitical situation on supply chain, inflation and global economy, and assuming no additional major deterioration ▪ Orders at ca. 17 € billion, Revenues at € 15.0–15.6 billion, EBITA at € 1,260–1,310 million, FOCF at ca. € 600 million, Group Net Debt at ca. € 2,6 billion SOLID FUNDAMENTALS SUPPORTING CONFIDENCE IN MEDIUM-LONG TERM Based on the current assessment of the effects deriving from the geopolitical situation on supply chain, inflation and global economy, and assuming no additional major deterioration ▪ Cumulative New Orders at ca. € 90 bn (vs € 80 bn previous plan) in 2022-2026, with Book to bill >1 ▪ Mid-Single Digit Revenues CAGR (4-5%) confirmed, cumulative Revenues at ca. € 85 bn (vs € 78 bn previous plan) in 2023-2027 ▪ High-Single Digit EBITA CAGR confirmed and RoS growing, at double digit at Plan end ▪ Growing ROIC; ca. 13% in 2025 ▪ Confirming ca. € 3 bn cumulative cash generation in 2021-2025 (including Aerostructures) ▪ Group cash conversion rate ca. 70% from 2025, including Aerostructures ▪ Focus on deleveraging

3 2022 financial results The performance and financial results for 2022 confirm the path to growth and increase in the profitability and cash flows that the Group has been embarked on since 2018. New Orders showed sharp growth, coming to over €bil. 17, up by more than 20% compared to 2021 and consolidating the backlog at over €bil. 37. This positive performance was recorded in all business areas to a various extent, confirming the Group's commercial strength and the effectiveness of its diversified and multi-domain offering of products, systems and solutions that meet the complex operational requirements needed by its Customers. Revenues show an increase of more than 4%, which has now been consolidated over the years, in particular as a result of the ongoing positive performance of Helicopters and of Defense Electronics & Security, which offset the decline recorded in Aeronautics in 2022, as well as of the lower contribution deriving from the sale of subsidiary Global Enterprise Solutions. EBITA showed a significant double-digit increase, which was driven by Defense Electronics & Security, with the European component giving a large contribution, thus bringing ROS to exceed the 8% threshold. The positive performance of EBITA compared with the previous year is even more pronounced, equal to about 14%, if we consider that, unlike 2021, EBITA for the year includes the charges related to the COVID emergency as costs that are now recurring in nature, as clearly shown by the related restated figure for 2021 in the summary table of the Group's KPIs. The 2022 net result also benefitted from the capital gain realised with regard to the sales of the businesses of Leonardo DRS (Global Enterprise Solutions and Advanced Acoustic Concepts) described in the section on “Industrial transactions”. The financial performance was particularly substantial and significant with cash flow (FOCF) showing an increase of 158%, demonstrating the Group’s ability to put its efficiency plan on a robust footing, thus boosting cash generation in terms of structure. The Group Net Debt showed a reduction of 3.4% compared to 2021, coming to €bil. 3; the significant cash generation and the proceeds from the sale of Global Enterprise Solutions and of the Advanced Acoustic Concepts Joint Venture allowed the Group to continue on the path to reduce its debt while strengthening the core business through the acquisition of 25.1% in the German company Hensoldt, the pro-quota profit of which is recognised under consolidated EBITA for 2022, and through consolidating the Israeli company RADA into the subsidiary Leonardo DRS’ financial statements. The results that have been achieved are even more important in consideration of the lower contribution deriving from the sale of the Global Enterprise Solutions business of subsidiary Leonardo DRS during the year; they demonstrate above all the soundness of the Group's industrial structure, despite a general and national economic framework characterised by inflationary pressures on prices of energy and raw materials, as well as Leonardo’s ability to respond to challenges which it already demonstrated during the period of pandemic.

4 Main Key Performance Indicator with perimeter effect In order to make the Group's performance of operations more comparable, which, conversely, includes the contribution given by this business for only 7 months in 2022, some performance indicators for the comparative period, excluding the months from August to December 2021, are reported below: Group (Euro million) 2021 Reported 2021 Perimeter 2022 Chg.% New orders 14,307 14,267 17,266 21.0% Revenues 14,135 14,050 14,713 4.7% EBITA 1,123 1,114 1,218 9.3% EBITA Restated(1) 1,069 1,060 1,218 14.9% ROS 7.9% 7.9% 8.3% 0.4 p.p. ROS Restated(1) 7.6% 7.5% 8.3% 0.8 p.p. FOCF 209 188 539 186.7% (1) Figures have been restated to include charges related to the COVID emergency, which until the 2021 financial statements (€mil. 54) were excluded from these indicators as they were classified as 'non-recurring charges'

Key Performance Indicator

Group (Euro million)	2021	2022	Chg.	Chg. %
New orders	14,307	17,266	2,959	20.7%
Order backlog	35,534	37,506	1,972	5.5%
Revenues	14,135	14,713	578	4.1%
EBITDA(*)	1,626	1,763	137	8.4%
EBITA (**)	1,123	1,218	95	8.5%
EBITA Restated (1)	1,069	1,218	149	13.9%
ROS	7.9%	8.3%		0.4 p.p.
ROS Restated (1)	7.6%	8.3%		0.7 p.p.
EBIT (***)	911	961	50	5.5%
EBIT Margin	6.4%	6.5%		0.1 p.p.
Net result before extraordinary transactions	587	697	110	18.7%
Net result	587	932	345	58.8%
Group Net Debt	3,122	3,016	(106)	(3.4%)
FOCF	209	539	330	157.9%
ROI	12.4%	12.0%		(0.4) p.p.

(*) EBITDA is given by EBITA, as defined below, before amortisation and depreciation (excluding amortisation of intangible assets arising from business *combinations) and impairment losses (net of those relating to goodwill or classified among "non-recurring costs").*

(**) EBITA is obtained by eliminating from EBIT the following items: any impairment in goodwill; amortisation and impairment, if any, of the portion of the purchase price allocated to intangible assets as part of business combinations, restructuring costs that are a part of defined and significant plans; other exceptional costs or income, i.e. connected to particularly significant events that are not related to the ordinary performance of the business.

(***) EBIT *is obtained by adding to Income before tax and financial expenses (defined as earnings before "financial income and expense", "share of profits (losses) of equity-* accounted investees*", "income taxes" and "Profit (loss) from discontinued operations") the Group's share of profit in the results of its strategic investments (MBDA, GIE ATR, TAS, Telespazio and Hensoldt), reported in the "share* of profits (losses) of equity-accounted invest*ees". Until 31 December 2021 this indicator included solely the part of the results of the strategic joint ventures* (MBDA, GIE ATR, TAS and Telespazio) pertaining to the Group.

(1) EBITA and ROS have been restated to include charges related to the COVID emergency, which until the 2021 financial statements were excluded from these indicators as they were classified as 'non-*recurring charges'(€mil. 54 in 2021).*

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6 Commercial Performance The following graphs show the performance of the four main business and economic ratios in the last 5 years, which highlight the continued growth achieved by the Group: • New Orders, amounted to EUR 17,266 million showing significant growth of 20.7% (21% on a like- for-like perimeter) compared to 2021, even thanks to the contract signed with the Polish Ministry of Defence for the AW149 helicopters worth €bil. 1.4 and to the contribution given by Defense Electronics & Security in its U.S. component. More generally, the trend in new orders in the five-year period from 2018 to 2022 clearly highlights the effectiveness of the Leonardo Group's commercial offer thanks to the widespread geographic distribution of its sales organisation and the competitiveness of a diversified offering of products and multi-domain solutions in the market of Aerospace and Defense, both military and commercial, which, even in the absence of large one- shot orders, allows the growth in portfolio of future activities. Diversification of supply, geographic distribution, quality of products and integrated solutions that meet the complex operational requirements imposed by the customers, and innovation are the Group's sound distinguishing features that have enabled it to strengthen and expand the Group's market share during the aforesaid five-year period marked by global shocks of great importance and impact such as the pandemic, the changed international geopolitical environment, and the inflationary repercussions on prices of energy and raw materials • Backlog, amounted to EUR 37,506 million ensures a coverage in terms of equivalent production equal to about 2.5 years. The book-to-bill ratio (the ratio of New Orders for the period to Revenues) was equal to about 1.2 Business Performance • Revenues, amounted to EUR 14,713 million, showed a positive trend with an increase of 4.1% (4.7% on a like-for-like perimeter) compared to 2021 (€bil. 14.1), mainly due to the performance of Helicopters and Defense Electronics, in both the European and U.S. components. The civil component of Aerostructures also showed signs of recovery. As a result of the growth of the Order Backlog mentioned above, the Leonardo Group has been able to raise its level of operation, year- on-year and on an ongoing basis while boosting Revenues by almost €bil. 2.5 (+20%) over the five- year period mentioned above. Despite the inevitable downturns in the period of pandemic as a result of the restrictions imposed by government authorities and the decline in production volumes in the civil aviation sector, the Leonardo Group has been able to put in place any necessary action while showing capacity to respond and adapt to the complex events that have occurred. This made it possible to limit the impacts during the period, on the one hand, and on the other, to enable a rapid recovery in business volumes as confirmed by the 2022 results

7 • EBITA, amounted to EUR 1,218 million, recorded an increase of 13.9% compared with the Restated figure for 2021 (€mil. 1,069) (+14.9% on a like-for-like perimeter, with ROS coming to 8.3%, showing an improvement of 0.7 p.p. vis-à-vis the comparative Restated figure. As stated above, the comparative values have been restated to make them more comparable with the trend in the current period, which also includes the charges related to the COVID-19 emergency (classified as non- recurring costs in 2021, equal to €mil. 54). As regards this indicator too, the trend in the five-year period from 2018 to 2022 shows continuous growth, with the exception of the period of pandemic and excluding the effects reflected in the civil aviation business. The gradual recovery of profitability as a result of the efficiency improvement actions with specific regard to the Aerostructures production organization and the gradual recovery in the civil aviation market allow today to achieve Group results in line with the pre-pandemic periods, which are well above these levels if the Aerostructures business is excluded • EBIT, amounted to EUR 961 million, benefitted from an improved EBITA compared to 2021 (€mil. 911). Restructuring costs, which were higher than in 2021, included the estimated charges in connection with the execution of the agreement for the early retirement of personnel serving in the Corporate and Staff functions on a national basis. The 2021 figure, on the other hand, mainly incorporated the effect of the agreement governing, with a more limited scope of application, the early retirement of the Aerostructures division's workforce on a voluntary basis. Non-recurring costs for the period were significantly affected by the write-down of the exposure to the countries involved in the conflict existing between Russia and Ukraine - for an amount of €mil. 36 - and by transaction costs that were related to the completion of the acquisition of the Israeli company RADA and the subsequent listing of Leonardo DRS for €mil. 31. On the contrary, the 2021 figure included charges associated with the settlement of the Indian case, in addition to the aforesaid charges related to the COVID-19 emergency • Net Result before extraordinary transactions, amounted to EUR 697 million, (€mil. 587 in the comparative period), benefitted from the EBIT performance, as well as from a lower impact of tax charges while reflecting the adverse effect due to charges related to the repurchase of USD- denominated bonds, which was carried out by Leonardo US Holding LLC and is described in greater detail in “Financial transactions.” • Net Result, amounted to EUR 932 million (€mil. 587 in 2021), reflects the capital gain obtained from the sales of Leonardo DRS Global Enterprise Solutions and Advanced Acoustic Concepts businesses set out in the section of “Industrial Transactions” It should be noted that the comparison with 2021 is affected by the lower contribution from the sales of Global Enterprise Solutions and AAC, which only contributed to the 2022 figures until July, with the former being instead consolidated on a line-by-line basis for the entire 2021 financial year and the latter according to the equity method.

LEONARDO

Financial performance

- Free Operating Cash Flow (FOCF), positive for EUR 539 million, showed an increase of 157.9% compared to 2021 (€mil. 209) (+186.7% on a like-for-like perimeter), confirming the positive trend that had already been reported during the first nine months of the year. As already noted for economic indicators, the trend over the 5 years, reported in the graph below, shows a significant improvement in performance that far exceeds the pre-pandemic results, including for this financial indicator. The results that have been achieved are due to the actions aimed at strengthening the performance of operations, streamlining and making working capital more efficient, a careful investment policy in a period of business growth and an efficient financial strategy.
  Below is the trend of the Free Operating Cash Flow over the five-year period:


FOCF
700
600
500
400
300
200
100
-
336
241
40
209
539
2018
2019
2020
2021
2022

- Group Net Debt, of EUR 3,016 million, showed an improvement compared to 31 December 2021 (€mil. 3,122); the figure benefitted from the aforesaid trend in the FOCF while also including the financial effects of the transactions that are described below:
  - the acquisition of the investment in Hensoldt AG for €mil. 616, including any related transaction costs, which was completed in January 2022;
  - the disposals, finalised in July, by the US subsidiary Leonardo DRS involving the Global Enterprise Solutions (GES) business to SES and of the investment in the Advanced Acoustic Concepts Joint venture (AAC) to TDSI, a subsidiary of the French company Thales, for a total amount of USDmil. 468, before tax and after transaction costs;
  - the dividend that was paid in July for €mil. 80;
  - the execution of new lease agreements for €mil. 80;
  - the payment of charges related to the make-whole repurchase of the U.S. bonds illustrated in the section of "financial transactions", the translation of foreign currency positions and other minor effects for a total amount of €mil. 101


3.122
539
172
80
80
101
3.016
31 December 2021
FOCF
Strategic transactions
Dividends paid
New contract leasing submission
Other effect and exchange rate
31 December 2022

The increase in non-current assets essentially reflects the above-mentioned acquisition of the equity interest in Hensoldt.

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9 As detailed in the section on “Financial transactions”, to which reference should be made: • “Bonds” show a reduction as a result of the subsequent repayment by Leonardo S.p.A. of bonds for a remaining nominal amount of €mil. 556, which reached its natural expiry in January, as well as of the full early repayment by subsidiary Leonardo US Holding of bonds listed on the U.S. market due 2039 and 2040, for a total remaining nominal value of USDmil. 305; • the decrease in “Bank debt” reflects the early repayment of the Term Loan of €mil. 500, taken out in 2018 and expiring in November 2023, which is partially offset by the use of the new Term Loan taken out by Leonardo DRS at the same time as the completion of the merger with the Israeli company RADA and its simultaneous listing on NASDAQ (as well as on TASE). As at 31 December 2022 Leonardo S.p.A. had sources of liquidity available for a total of about €mil. 4,210 to meet the financing needs of the Group’s recurring operations, broken down as follows: • an ESG-linked Revolving Credit Facility totaling €mil. 2,400, divided into two tranches; • additional unconfirmed short-term lines of credit of about €mil. 810; • a framework Programme for the issuance of Commercial Papers on the European market (Multi- Currency Commercial Paper Programme), for a maximum amount of €bil. 1. Leonardo DRS has a Revolving Credit Facility available for an amount of USDmil 275, which was also entered into at the same time as the completion of the merger with RADA. All the aforementioned sources had not been used as at the reporting date of these financial statements. The subsidiary Leonardo US Holding has short-term revocable lines of credit in dollars, which are guaranteed by Leonardo S.p.A., for a total counter-value equal to €mil. 178, and which had been used for a total counter-value equal to €mil. 38 at 31 December 2022. Finally, Leonardo S.p.A. has unconfirmed lines of credit for guarantees for a total of €mil. 9,678, an amount of €mil. 2,513 of which was available at 31 December 2022.

ESG PEFORMANCE INDICATORS

	2021	2022	Variaz.
Social			
Workforce (no.)	50,413	51,392	1.9%
Employees under 30 on total employees (%)	10.4	11.2	0.8 p.p.
Women in managerial positions on total managers and junior managers (%)	18.0	18.7	0.7 p.p.
Hires under 30 on total hires (%)	42.2	43.9	1.7 p.p.
Women hires on total hires (%)	23.7	24.1	0.4 p.p.
Women hires with STEM degree on total hires with STEM degree (%)	19.4	22.1	2.7 p.p.
Average hours of training per employee (no.)	31.8	20.6	(35.2%)
Injury rate (injuries per 1,000,000 worked hours)	2.91	2.35	(19.2%)
Employees at ISO 45001-certified sites on total employees (%)	78	80	2 p.p.
Innovation			
Total R&D expenses (€ million)	1,803	2,003	11.1%
Computing power per capita (Gigaflops on no. of Italian employees)	194	190	(1.9%)
Data storage capacity per capita (Gigabyte on no. of Italian employees)	857	840	(2.0%)
Environmental			
Energy consumption intensity (MJ/euro) on revenues	0.40	0.37	(7.0%)
Water withdrawals intensity on revenues (l/€)	0.42	0.36	(13.1%)
Waste produced intensity on revenues (g/€)	2.11	2.04	(3.6%)
Scope 1 and 2 (market-based) CO_2 emissions (ktons)	325	277	(14.8%)
Scope 1 and 2 CO_2 emissions intensity on revenues (g/€) location based	33.88	28.96	(14.5%)
Employees at ISO 14001-certified sites on total employees (%)	77	75	(2) p.p.

The reported indicators are part of the Consolidated Non-financial Statement.

In 2022, the workforce showed an increase (+979) compared to 2021, mainly concentrated in Italy, boosted by the stabilisation of employment contracts. In other countries, the workforce remained substantially in line with the previous year despite the changes in the US scope.

The target of recruiting employees under 30 years of age, accounting for about 44% of total hires in 2022, was fully achieved. The total number of employees under 30 rose from 8.2% in 2017 to 11.2% in 2022.

The commitment to creating an environment which enhances gender diversity is witnessed by the increase in the number of female managers, who achieved 18.7% of the total number of executives and middle managers, and by the new female hires with STEM degrees, the ratio of which to total hires of workers with STEM degrees is almost 3 percentage points higher compared to 2021, standing at 22% in 2022. Moreover, the 2025 target of women equal to at least 32% of total new hires has been confirmed.

The injury rate showed a reduction of about 19% compared to 2021, a decline much more significant compared to the pre-pandemic levels (-54% against 2017). The company's commitment continues to extend the sites that are ISO 45001 certified with a health and safety management system where, as of today, 80% of employees work (56% in 2017).

The 2022 figure on training hours, even if higher than the 2018-202 average, is lower than 2021, when the Aerostructures division launched a relevant upskilling plan funded by the "Fondo Nuove Compentenze" in order to enhance business-related skills, also considering the changed conditions in the Aeronautics market, significantly affected by the consequences of the pandemic. This extraordinary activity influences the trend of the 2022 workforce of the Aerostructures division which amounted to 4.143 people, 7.3% lower than in 2021 and 10.9% lower than the average for the three-year period 2018-2020.

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11 Total R&D expenses accounted for 13.6% of revenues, allowing the Group to invest in internal developments and external collaborations, including with customers, with the objective of fuelling the product portfolio and improving competitiveness. The considerable reduction in CO2 emissions (Scope 1 and Scope 2), in absolute and relative terms, is mainly related to the progressive replacement of SF6 gas with a gas with minimal environmental impact, used as an inert substance within the helicopter production in a specific manufacturing process. The other environmental and energy efficiency indicators (linked to water withdrawals, waste produced and energy consumption) also showed an improvement, confirming the company's commitment to reducing impacts, a commitment that is also reflected in the goals set out in the Group’s sustainability plan. Computing power and data storage capacity showed a trend in line with the company’s plan, which calls for the implementation of updating and upgrading cycles in 2024. The slight percentage reduction on the quota per employee is exclusively due to the increase in the company’s population. Finally, from 2021, on a voluntary basis, Leonardo has required to the Independent Legal Auditors to perform the full assurance (“Reasonable assurance engagement”) on a set of non-financial performance indicators (ESG) that are considered important and strategic for the Group. In order to provide a complete view of the sustainable development path undertaken by Leonardo, below is an outline of the evolution of the main ESG metrics over the 2018-2022 period. Leonardo's industrial plan relating to this time horizon has incorporated for the first time the sustainability strategy and defined the areas of intervention and related actions to be implemented. The sustainability objectives illustrated in the “Strategy and Outlook” chapter extend the scope of these areas, with a horizon up to 2030. Further details are also given in the “People” and “Planet” chapters.

12 2023 Guidance The expected 2023 performance confirms the sustainable growth path accompanied by increasing profitability and cash flow generation, notwithstanding a context characterized by higher macroeconomic and geopolitical uncertainties. The actions promptly implemented by the Group allow the mitigation of effects generated by inflationary pressures due to the Russia-Ukraine conflict. Based on the current assessment of the effects deriving from the geopolitical situation on supply chain, inflation and global economy, and assuming no additional major deterioration, Leonardo expects to deliver in 2023: • High level of New Order Intake of ca. 17 € billion, confirming a strong positioning of the Group's products and solutions and presence in key markets • Revenues of € 15.0 – 15.6 billion, up compared to 2022, thanks to the contribution of new orders and the development of portfolio activities on defence/governmental programmes • increasing profitability, with EBITA of € 1,260 – 1,310 million, driven by growth in volumes and continued solid industrial profitability of the main business areas, despite the mix effect of programmes still under development and relevant shares of prime contractor revenues; the estimate still reflects some pressure in the civil Aeronautics, mainly Aerostructures, despite a gradual improvement year over year • FOCF of ca. € 600 million, with the defence/governmental business guaranteeing solid cash generation, while Aerostructures continues to absorb cash although slightly less than 2022 • Group Net Debt of ca. € 2.6 billion, driven by cash flow generation and assuming dividend payment of € 0.14 per share and new leases for ca 100 mln FY2022A FY2023 Guidance(1) New Orders (€ bn) 17.3 ca. 17 Revenues (€ bn) 14.7 15-15.6 EBITA (€ mln) 1,218 1,260-1,310 FOCF (€ mln) 539 ca. 600 Group Net Debt (€ bn) 3.0 ca. 2.6(2) 2023 exchange rate assumptions: € / USD = 1.10 and € / GBP = 0.87 1) Based on the current assessment of the effects deriving from the geopolitical situation on the supply chain and the global economy and assuming no additional major deterioration. 2) Assuming dividend payment of € 0.14 per share and new leases for ca 100 mln.

13 DIVIDEND Leonardo's Board of Directors has resolved to propose to the Shareholders' Meeting the distribution of a dividend of 0.14 euro, from the profit of the year 2022, gross of any withholding taxes. This dividend would be payable as of May 24, 2023, with ex-dividend date (coupon no. 13) on May 22, 2023 and record date (i.e. the date of entitlement to the dividend payment pursuant to art. 83-terdecies of TUF) May 23, 2023. The above with reference to each share of common stock that will be outstanding on the ex-dividend date, excluding the own shares held on that date, without prejudice to the regime of those that will be effectively assigned, pursuant to the current incentive plans, during the current year.

LEONARDO

SECTOR PERFORMANCE

2021 (Euro million)		New Orders	Order Backlog 31/12/2021	Revenues	EBITA	ROS
Helicopters		4,370	12,377	4,157	406	9.8%
Defence Electronics & Security		7,579	14,237	6,944	703	10.1%
Aicraft		2,668	8,896	3,268	410	12.5%
	GIE ATR	-	-	-	(24)	-
Aerostructures		365	1,126	442	(203)	(45.9%)
Space		-	-	-	62	n.a.
Other activities		102	59	377	(255)	(67.6%)
Eliminations		(777)	(1,161)	(1,053)	-	n.a.
Total		14,307	35,534	14,135	1,123	7.9%

2022 (Euro million)		New Orders	Order Backlog	Revenues	EBITA	ROS
Helicopters		6,060	13,614	4,547	415	9.1%
Defence Electronics & Security		8,558	15,160	7,212	805	11.2%
Aircraft		2,800	8,554	3,085	415	13.5%
	GIE ATR	-	-	-	(6)	-
Aerostructures		420	1,075	475	(183)	(38.5%)
Space		-	-	-	31	n.a.
Other activities		400	360	579	(265)	(45.8%)
Eliminations		(972)	(1,257)	(1,185)	-	n.a.
Total		17,266	37,506	14,713	1,218	8.3%

Change %		New Orders	Order Backlog	Revenues	EBITA	ROS
Helicopters		38.7%	10.0%	9.4%	2.2%	(0.7) p.p.
Defence Electronics & Security		12.9%	6.5%	3.9%	14.5%	1.1 p.p.
Aircraft		4.9%	(3.8%)	(5.6%)	1.2%	1,0 p.p.
	GIE ATR	-	-	-	75.0%	-
Aerostructures		15.1%	(4.5%)	7.5%	9.9%	7.4 p.p.
Space		n.a.	n.a.	n.a.	(50.0%)	n.a.
Other activities		292.2%	510.2%	53.6%	(3.9%)	21.8 p.p.
Eliminations		(25.1%)	(8.3%)	(12.5%)	n.a.	n.a.
Total		20.7%	5.5%	4.1%	8.5%	0.4 p.p.

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LEONARDO

Helicopters

Leonardo is a leading group in the rotary wing sector at global level, delivering excellence in products worldwide. In the defence sector, Leonardo has recognised expertise in multi-role (thanks to the development of dual-use platforms, as well as specialised ones), naval and combat applications, while its own leadership remains on a sound footing in various applications such as Emergency Medical Service (EMS) missions, Law Enforcement, offshore (Oil & Gas and Offshore Wind) and passenger transport in the civil market. On this last front Leonardo relies on its well-established expertise gained over the years, in particular thanks to the AW109 models in the past and, more recently, AW139, AW189 and AW169.

The trend in 2022 showed a good performance in the Sector, with Revenues and EBITA on the rise in line with the plan expectations and a particularly substantial amount of New Orders, showing an increase of 39% compared to 2021, with the acquisition of the major contract for the supply of AW149 helicopters to the Polish Ministry of Defence and confirming recovery in the commercial aviation business segment. 149 new helicopters were delivered in the period compared to 128 recorded in 2021.

Below is the performance of the sector during the last 5 years:


New orders
7.000
6.000
5.000
4.000
3.000
6.208
4.641
4.494
4.370
6.060
2018 2019 2020 2021 2022


Revenues
5.000
4.500
4.000
3.500
3.000
3.810
4.025
3.972
4.157
4.547
2018 2019 2020 2021 2022


EBITA
450
400
350
300
359
431
383
406
415
2018 2019 2020 2021 2022

New Orders: on the rise as a result of major orders gained from both governments, mainly thanks to the recognition of the aforesaid order for Poland, and in the commercial aviation business segment. Among the main acquisitions for the period we must note:

- the aforementioned contract for the supply of 32 AW149 multi-role helicopters to the Polish Ministry of Defence;
- the contract with the Canadian Department of National Defence for the Cormorant Mid Life Upgrade (CMLU) programme relating to the modernization and expansion of the fleet of Search and Rescue (SaR) AW101/CH-149 "Cormorant" helicopters;
- the fourth order under the TH-73A (AW119) programme for the US Navy, with 26 additional helicopters;
- the Italian contracts for the supply of 20 AW119Kx helicopters to the Carabinieri Corps, 10 AW139 helicopters to the Fire Brigade and 4 additional AW169 LUH helicopters to the Army;
- the contract concerning the supply of 6 AW189 helicopters for the Rescue and Salvage Bureau of the Chinese Ministry of Transport;
- the contract for the Mid Life Upgrade (MLU) of 1 AW101 helicopter for a foreign customer;
- the contract for 5 AW119Kx helicopters for Israel;
- the order for 4 AW609 convertiplanes and various orders for AW139 helicopters for commercial use

Revenues: on the rise, mainly due to the greater activities on the NH90 programme for Qatar, on the TH-73A (AW119) programme for the US Navy, on the AW169 line and on the CS&T front

EBITA: increased as a result of the higher volumes, with a stable profitability, if pass-through revenues are excluded

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16 Defence Electronics & Security Leonardo designs, develops and manufactures advanced defence solutions in the air, land, sea, space and cyber domains, for the security of national borders and the management of complex civil infrastructures while being able to take on a different role depending on contexts and contracts, from main contractor and provider of complete systems to provider of apparatuses. As for this sector, Leonardo participates in the main national strategic programmes and in major international programmes, and is a technology partner of Governments, Defence Authorities, Institutions and Enterprises. In particular, among the applications in the land domain, Leonardo’s portfolio includes battlefield command and control and air and border defence systems, as well as weapon and ammunitions systems. In the naval domain integrated systems are particularly important for combat and maritime surveillance, installed both on board naval ships and in the command and control centres, and weapon and protection systems for naval ships, completed by simulation and training solutions. Leonardo creates advanced avionic solutions in the aircraft and space areas for surveillance and combat, the latest generation of manned and unmanned aircraft, both company-owned and third-party vehicles, and components for satellites or interplanetary probes. As far as security is concerned, areas of greatest interest are focused on solutions for the protection of cities, territories, borders, major events and critical infrastructure, based on advanced information analysis systems and secure communications. Below is the performance of the sector during the last 5 years: 2022 was characterised by an excellent business performance and volumes of Revenues on the rise compared to 2021 while also benefitting from a positive impact arising from the USD/€ exchange rate on all the main indicators, even though in 2022 the business perimeter was affected by the deconsolidation of the Automation business from its scope of operations (the Automation business was consolidated in the “Other activities” starting from 1 January 2022), and the sale of the GES business of subsidiary Leonardo DRS, which occurred in August. Margins were on the rise almost in most of the main business areas with specific regard to the European component. Moreover, MBDA recorded an outstanding performance on key Economic and Financial indicators. In terms of sales, acquisitions were significantly higher than last year with a Book-to-Bill greater than 2, increasing the order backlog which now exceeds 5 years of operation and with profitability that is also growing due to a good execution of export programmes in the portfolio.

December 2021 (Euro million)	New Orders	Revenues	EBITA	ROS %
EDS Europe	5,392	4,519	485	10.7%
Leonardo DRS	2,194	2,434	218	9.0%
Eliminations	(7)	(9)	-	n.a.
Total	7,579	6,944	703	10.1%

December 2022 (Euro million)	Ordini	Revenues	EBITA	ROS %
EDS Europe	5,628	4,712	556	11.7%
Leonardo DRS	2,997	2,558	252	9.8%
Eliminations	(67)	(58)	-	n.a.
Total	8,558	7,212	805	11.2%

Change %	Ordini	Revenues	EBITA	ROS %
EDS Europe	4.4%	4.3%	14.0%	1.1 p.p.
Leonardo DRS	36.6%	5.1%	15.6%	0.8 p.p.
Eliminations	(857.1%)	(544.4%)	n.a.	n.a.
Total	12.9%	3.9%	14.5%	1.1 p.p.

	New Orders	Revenues	EBITA	ROS %
Leonardo DRS ($ mln) – 2021	2,595	2,879	258	9.0%
Leonardo DRS ($ mln) – 2022	3,156	2,693	265	9.8%

New Orders: Acquisitions of new orders showed a significant increase, with book-to-bill above 1 in all the main business areas, and with specific regard to Defense Systems.
The main acquisitions in the period concerned the Electronics Division and included the order for the supply of naval guns and related logistic support, with which four F126-class frigates for the German Navy will be equipped, the order for the provision of a combat system and related logistics services for a special operations support unit, to support underwater operations and to rescue damaged submarines (Special and Diving Operations - Submarine Rescue Ship, SDO-SuRS). As part of the larger Halcon programme, we note the order for the supply of electronic countermeasures and self-protection systems to remove noise and neutralise threats which will equip 20 Typhoon aircraft, which are due to replace part of the fleet of the Boeing EF-18 Hornets currently used by the Spanish Ministry of Defence. As regards Leonardo DRS, additional orders were gained in the four key technology areas of advanced sensors, network computing, force protection and electric generation and propulsion.
Revenues: on the rise, mainly due to higher volumes in the European component and with specific regard to the UK Electronics and Defense Systems business, which also recorded an increase in pass-through activities. As regards Leonardo DRS, there was a decline in volumes due to certain postponements in the supply chain, which were more than offset by the positive effect of the USD/€ exchange rate.

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EBITA: this increased in all the main European business areas. As regards DRS, a positive trend was confirmed despite lower volumes, which were more than offset by the positive effect of the USD/€ exchange rate, and in spite of the different scope of operations as mentioned above.

Aircraft

The market is divided into two macro-segments, defence and civil, characterized by very different dynamics. As regards the defence segment, there is an increase in demand, in particular for combat aircraft, driven by international tensions and the technological evolution of platforms.

In the field of military aircraft, Leonardo confirms itself as a major player, active in all generations of air platforms, from the Typhoon, which remains, with more than 580 units produced and 680 ordered, one of the most appreciated 4+ generation multi-role fighters, to the production part of the 5th-generation F-35A and F-35B multi-role fighters, and to the new 6th-generation fighter, the Global Compact Air Programme (GCAP), previously known as Tempest, which will operate within a "system of systems", on which Leonardo is working together with other industrial partners in the United Kingdom and Japan.

In the field of regional civil aircraft, Leonardo strengthens its market leadership in the regional transport segment with the best seller turboprop aircraft ATR, which may further benefit from the main competitor's decision to postpone the implementation of a new platform of similar engines.

Below is the performance of the sector during the last 5 years:


New orders
3.000
2.600
2.200
1.800
1.400
1.700
1.904
2.031
2.668
2.800
2018
2019
2020
2021
2022


Revenues
3.500
3.100
2.700
2.300
1.900
1.500
1.932
2.329
2.634
3.268
3.085
2018
2019
2020
2021
2022


EBITA
460
360
260
160
60
(40)
(140)
363
373
410
415
266
97
320
53
340
421
(24)
(6)

The Sector confirms high profitability with a substantial performance in the military business.

From a production point of view, for the military programmes 43 wings and 14 final assemblies were delivered to Lockheed Martin under the F-35 programme (43 wings and 12 final assemblies delivered in 2021), in addition to 4 Typhoon aircraft delivered to Kuwait (additional to the 2 aircraft delivered in 2021).

GIE ATR

- The consortium is gradually increasing production volumes thanks to the resumption of passenger traffic
- 25 deliveries were made, down compared to 31 made in 2021, which were facilitated by the stock accumulated during the period of pandemic
- Improving thanks to improved profitability and the effects of contractual restatements during the year

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2021 (Euro million)	New Orders	Revenues	EBITA	ROS %
Aircraft	2,668	3,268	434	13.3%
GIE ATR	-	-	(24)	n.a.
Total	2,668	3,268	410	12.5%

2022 (Euro million)	New Orders	Revenues	EBITA	ROS %
Aircraft	2,800	3,085	421	13.6%
GIE ATR	-	-	(6)	n.a.
Total	2,800	3,085	415	13,5%

Change %	New Orders	Revenues	EBITA	ROS %
Aircraft	4.9%	(5.6%)	(3.0%)	0.3 p.p.
GIE ATR	n.a.	n.a.	75.0%	n.a.
Total	4.9%	(5.6%)	1.2%	1.0 p.p.

New Orders: slightly higher than in 2021 as a result of the completion of 20 export Typhoon aircraft for Spain, of the C-27J aircraft to the Slovenian MoD within a G-to-G context, the first phase of design of the remotely-piloted aircraft system Euromale and the order for avionics modernization of the C-27J fleet for the Italian Air Force, in addition to other orders for logistic support programmes for the Typhoon aircraft.

Revenues: a slight reduction compared to 2021 due to lower production volumes under the Kuwait programme and postponements on some orders, which were partially offset by higher volumes the JSF and C-27J programs, in addition to the beginning of activities on Euromale programme.

EBITA: on the rise as a result of a higher contribution given by the GIE-ATR consortium. Specifically:

- a high level of profitability was confirmed for the Aeronautics Division, which was mainly supported by the international Typhoon programmes
- the GIE-ATR consortium recorded higher results compared to those of 2021 thanks to the improved profitability and the effects from contractual redefinitions made during the year

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Aerostructures

The civil aviation segment is showing signs of recovery, especially on the single-aisle segment, after the sharp fall due to the pandemic that affected the wide-body aircraft segment more than others, which was already undergoing a phase of profound change, driven by the search for increasingly eco-sustainable solutions from a Green Deal perspective.

In the segment of aerostructures, Leonardo plays a significant role in the supply of large structural components both in traditional materials (aluminium alloys) and in advanced materials (composites and hybrids), for the commercial aviation programmes of the main world airliner manufacturers (Boeing and Airbus), for 787, 767, A321 and A220 aircraft, respectively, as well as for the production of ATR aircraft.

Below is the performance of the sector during the last 5 years:


New orders
1.000
800
600
400
200
925
948
581
365
420
2018 2019 2020 2021 2022


Revenues
1.200
1.000
800
600
400
200
1.020
1.125
819
442
475
2018 2019 2020 2021 2022


EBITA
-
(40)
(80)
(120)
(160)
(200)
(240)
-35
-11
-86
-203
-183
2018 2019 2020 2021 2022

The Business Segment shows clear signs of improvement: although the civil aviation market, especially in the wide-body segment, is still characterised by a slow post-pandemic recovery and is penalised by the Russian-Ukrainian conflict, there is a gradual recovery in demand from major customers. There continued to be the same conditions, albeit to a lower extent, at the Grottaglie site working at a lower capacity, due to B787.

From a production point of view, 22 fuselage sections and 13 stabilisers were delivered under the B787 programme (28 fuselages and 16 stabilisers were delivered in 2021) and 24 fuselages were delivered under the ATR programme (15 in 2021).

New Orders: the business segment benefited from higher orders from customer Airbus for the A220 and A321 programmes, confirming the growth trend reported in recent years. On the other hand, demand under the programmes with customers GIE-ATR and Boeing remained substantially stable.

Revenues: on the rise as a result of higher deliveries made to the GIE ATR consortium and to a higher demand under the programmes with customer Airbus.

EBITA: the 2022 figure reflects the improvement in the conditions of production sites working at a lower capacity compared with 2021

Space

The sector is of supreme importance, both in the civil and in the defence segment, because it makes it possible to carry out ongoing monitoring of the planet's resources, both natural and artificial, as well as to offer communication and localisation solutions in remote areas, thus ensuring access to basic services for communities and connecting activities and citizens. The market in this sector is divided between upstream (manufacturing of space and ground systems), midstream (manufacturing of launch systems and services, satellite operations services) and downstream (end-user services, including communication, geoinformation, navigation and related infrastructure) activities.

Leonardo is present in this market through the Space Alliance with Thales - through its investment in Thales Alenia Space (33%) and Telespazio (67%), with the abovementioned construction of electronic space systems and its investment in Avio (29.63%). Specifically, Telespazio offers a complete series

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21 of services in the main operational domains of the space market – from communications to navigation, from Earth observation to space exploration. These services support various tasks from supporting healthcare institutions to logistics, from monitoring vehicle fleets to monitoring critical infrastructure and hazardous sites, from precision agriculture to civil protection, from the prevention of hydrogeological instability and support in caring for architectural sites to monitoring natural resources and pollution. These applications have a key role in everyday life, in the protection and sustainable development of the Planet, as well as in the safety of citizens, readily supporting the Institutions with the capacity to combine big volumes of satellite data and very high resolution images with data from land-based sensors, at sea or in aeroplanes, and with archives and social media. Furthermore, Leonardo manufactures, through the Electronics Division, essential components of space systems, such as electro-optical payloads for Earth observation and planetary exploration (e.g., COSMO SkyMed, PRISMA, MTG, EarthCare, Rosetta, ExoMars, LISA Pathfinder, BepiColombo), as well as attitude sensors and atomic clocks, which are required for satellite navigation systems (e.g. Galileo). Below is the performance on the sector during the last 5 years: The sector underperformed compared to 2021 due to the negative performance of the manufacturing segment, which was heavily affected by exogenous factors such as the Russian-Ukrainian crisis, with the recognition of charges for risks associated with contracts to Russia, and the increase in inflation. In 2021 the manufacturing business, in the Italian component, had also benefitted from the significant effects arising from the realignment between the tax and statutory value of goodwill. The business recorded a slightly increasing volume of revenues and a profitability that benefitted from the greater contribution given by the Observation Exploration and Navigation Domain compared to the Telecommunications Domain. The segment of satellite services recorded a good performance in 2022 too, in terms of volumes and a sharply increasing result, benefiting from the greater contribution ensured by the Satellite Systems and Operations LoB. From an operational point of view, 2022 was characterised by the following events in the manufacturing segment: • the launch of Globalstar, Nilesat, Ses 22, CosmoSkymed (CSG-2) satellites, as well as of two Omni Spark 1 and 2 nanosatellites, MTG1-I of Meteosat, GSAT0223 of Galileo constellation and of E10B for Eutelsat • the completion and launch of the PCM18 pressurized cargo module of the CYGNUS shuttle for the ISS. In addition, the relevant role of the Italian component of the business in Copernicus is confirmed with the acquisition of the later phases of the European programme In 2022 the services segment was characterised by the continuation of the provision of services of: • Operations/Logistics/Networking on the Galileo programme • Operations and Logistics on the EGNOS (European Geostationary Navigation Overlay Service) programme 58 39 23 62 31 10 20 30 40 50 60 70 2018 2019 2020 2021 2022 EBITA

22 • Maintenance of Italian institutional programmes, both civil (Italian Space Agency) and military, in operational condition • Engineering and operational support services at sites of international and supranational customers (ESA, CNES, Eumetsat) and through foreign subsidiaries • Provision of imagery and applications in the field of Earth observation and connectivity services on different bandwidths, for institutional and commercial customers. We must also note the activation of connectivity services for public education in remote areas of Latin America in 2022 Industrial transactions • Acquisition of equity investment in Hensoldt AG. On 3 January 2022 there was the completion of the acquisition from Square Lux Holding II S.à r.l., a company controlled by funds advised by Kohlberg Kravis & Roberts & Co. L.P., concerning a 25.1% stake in Hensoldt AG, which is the leading German player in the field of sensor solutions for defence and security applications, with an ever-expanding portfolio in sensors, data management and robotics, at a price of €mil. 606 (excluding transaction costs). The transaction is an important step towards achieving the strategic objective of acquiring a leading position in the European Defense Electronics market, as defined in the “Be Tomorrow – Leonardo 2030” Plan, and reflects Leonardo’s determination to play a leading role in the ongoing consolidation process, also with a view to future cooperation programmes at continental level • National Strategic Hub for the Cloud. On 11 July 2022, following the exercise of the pre-emption right, in compliance with the applicable legislation and the tender documentation, the partnership composed of TIM, Leonardo, Cassa Depositi e Prestiti (CDP, through the subsidiary CDP Equity) and Sogei, was notified of the award of the tender for the design, creation and management of the Polo Strategico Nazionale (PSN) [National Strategic Hub - NSH] infrastructure to supply cloud services for the Public Administration. On 4 August, a company was set up between the members of the partnership in the form of an Italian law stock company, with a view to ensuring the highest possible level of data efficiency, security and reliability to support the Public Administration. On 24 August, the company PSN signed the Convention with the Department for Digital Transformation of the Presidency of the Council of Ministers for the assignment of the infrastructure under a 13-year concession • Sale of Global Enterprise Solutions. On 22 March 2022 the US subsidiary Leonardo DRS signed a binding agreement to sell its Global Enterprise Solutions (GES) business to SES S.A. for USDmil. 450, gross of taxes. GES is the largest provider of commercial satellite communications for the US government and offers mission-critical communications and global-class security solutions. The closing of the transaction occurred on 1 August 2022 • Sale of equity investment in JV Advanced Acoustic Concepts. On 26 April 2022 the US subsidiary Leonardo DRS signed an agreement to sell its investment in the Advanced Acoustic Concepts (AAC) Joint Venture to TDSI, a subsidiary of the French company Thales, thus marking a further step in the process of refocusing DRS' business portfolio. The US company AAC is active in the sector of advanced sonar, training and knowledge management systems. The company works with the US Navy as a contractor in the US sector, providing innovative systems and solutions in the underwater sensor domain. The closing of the transaction occurred on 27 July 2022 • Acquisition of RADA. On 29 November 2022 Leonardo announced the completion of the merger between the US subsidiary Leonardo DRS, Inc. (“Leonardo DRS”) and the Israeli company RADA Electronic Industries Ltd. (“RADA”), listed on NASDAQ and the Tel Aviv Stock Exchange (“TASE”),

23 with a market capitalisation that fluctuated between USDmil. 500 and USDmil. 600 million during the year. RADA is active in the business of short-range, low-cost tactical defense radars, particularly suitable for land-based Short Range Air Defense and Counter-UAV applications. RADA’s products constitute a strategic expansion of DRS and the Leonardo Group’s portfolio by completing the offering of sensors on board land vehicles, and have different functional and configuration features from the radars that are currently in the portfolio of the Electronics division of Leonardo and of Hensoldt, thus making them complementary in an integrated offering perspective. This transaction also enables Leonardo to establish a concrete footprint in Israel, in line with its objective of international expansion. Through this operation, RADA has lost its status as a listed company and has become a wholly owned subsidiary of DRS, which has then been listed on the stock exchange. Leonardo continues to hold an 80.5% stake (fully diluted) in Leonardo DRS, through the US subsidiary Leonardo US Holding, while the remaining 19.5% is in the hands of the present shareholders of RADA. The shares of Leonardo DRS were listed on NASDAQ and the Tel Aviv Stock Exchange with the symbol "DRS" as from the start of trading operations on NASDAQ on 29 November 2022 and on the TASE on 30 November 2022 • Transfer of the ATM business unit on the part of Selex ES, Inc. On 7 November 2022 Leonardo signed an agreement to transfer the air navigation radio aid (ATM or Air Traffic Management) business of Selex ES Inc., a US wholly-owned subsidiary, to Indra Air Traffic, Inc., which is wholly owned by the Spanish company Indra Sistemas S.A. The ATM business operations of Selex ES Inc. pertain to the operational perimeter of the Electronics Division within the broader Air Traffic Management business, but are a stand-alone business with no intercompany synergies. The closing of the transaction is expected to take place in the first half of 2023 On 8 February 2022 Leonardo interrupted the process of selecting a partner for the automation business, as none of the parties that had expressed interest could guarantee the requirements of a long-term vision and an adequate investment plan that Leonardo had always considered to be essential elements. Leonardo is completing the analysis process to identify targeted actions on processes, organisation and governance in order to better face the reference market. The process of merging the operations carried out by Leonardo in the US into a single legal entity was also initiated during 2022. The project, which will see its completion in the course of 2023, provides for two companies - Leonardo DRS and Leonardo US Corporation – to report to Leonardo US Holding, which will directly or indirectly hold all the U.S. companies, except for Leonardo US Electronics, which for the time being will remain directly invested in by Leonardo UK. In this context, the following transactions were completed during 2022: • Leonardo US Corporation was set up • Leonardo S.p.A. transferred 50% of its investment in Leonardo US Holding to Leonardo International • Leonardo US Holding contributed its investment in Leonardo US Aircraft to Leonardo US Corporation • Leonardo S.p.A. contributed its investment in AgustaWestland Philadelphia Corporation to Leonardo US Holding. The investment was then subsequently transferred by Leonardo US Holding to Leonardo US Corporation Finally, it should be noted that in December 2022 – in implementing a protocol of intent signed with the national trade unions on early retirements under Article 4 of Law 92/2012 (Fornero Act) - an agreement was executed, which involved up to a maximum of no. 400 employees in the Corporate and Staff functions of Leonardo S.p.A., Leonardo Global Solutions and Leonardo Logistics for whom the requirements will be met for retirement by 30 November 2028, with exits planned in the two-year period from 2023 to 2024, together with the definition of the terms and conditions for joining the scheme. A similar agreement was signed with the union representatives of the executive staff, up to a maximum

24 of 45 managers. In February 2023, the collection of expressions of interest was completed. By the end of April 2023, the Italian Social Security Institute [INPS] will verify whether requirements are met for the staff members who expressed their interest to benefit from early retirement benefits. The charges resulting from this manoeuvre have been preliminarily set at €mil. 100. Financial transactions During the 2022 financial year Leonardo completed the following capital market transactions: • in January Leonardo repaid the remaining nominal amount of €mil. 556 of the bond issued in December 2009, which had reached its natural expiry; • in November Leonardo entered into a Sustainability-linked loan agreement with the European Investment Bank (EIB) for an amount of €mil. 260, in line with the sustainability strategy it pursued • aimed at supporting some investment projects envisaged in the Group’s industrial plan. The loan will have a term of 12 years and a four-year pre-amortisation period and provides for a margin adjustment based on Leonardo’s achievement of certain indicators (KPIs) linked to the ESG goals of which: the first one related to the reduction of CO2 emissions through eco-efficiency of industrial processes and the second one related to the achievement of ESG-linked technology targets (increase in per capita computing power of Leonardo as a key enabler and booster in research, numerical simulation, big data analytics and artificial intelligence). The achievement of ESG-linked targets will trigger an adjustment to the margin applied to the credit facility • in December Leonardo proceeded with the early repayment of the Term Loan of €mil. 500 entered into in 2018 and expiring in November 2023 • in November the subsidiary Leonardo DRS completed the merger with the Israeli company RADA listed on the New York and Tel Aviv stock exchanges with consequent provision of an independent capital structure, as provided for listed companies in the United States. For this purpose, the company signed a loan agreement for a total of USDmil. 500 (including an amount of USDmil. 275 in the form of a Revolving Credit Facility and an amount of USDmil. 225 in the form of a Term Loan, with a term of 5 years) with a pool of international banks. The partial utilisation of the aforesaid lines allowed DRS to pay off the loans existing with the parent company Leonardo US Holding LLC in December • with abovementioned proceeds, Leonardo US Holding LLC proceeded, again in December, with the full early repayment of the remaining amount of its bonds due 2039 and 2040, with a total nominal value of USDmil. 305; the transaction was carried out by using the make-whole clause provided for in the documentation of the loans themselves In August Leonardo endorsed a framework Programme for the issuance of Commercial Papers on the European market (Multi-Currency Commercial Paper Programme), for a maximum amount of €bil. 1, which was entirely unused at the date of this report. Moreover, in June the EMTN (Euro Medium Term Note) programme was renewed for further 12 months, which regulates possible bond issues on the European market for a maximum nominal value of €bil. 4. At the date of this report, the Programme is used for a total of €bil. 1.6. The Group’s issues are governed by rules with standard legal clauses for these types of corporate transactions on institutional markets that do not require any undertaking with regard to compliance with specific financial parameters (financial covenants) but they do require negative pledge and cross- default clauses. Based on negative pledge clauses, Group issuers, Leonardo and their “Material Subsidiaries” (companies in which Leonardo owns more than 50% of the share capital and the gross revenues and total assets of which represent at least 10% of consolidated gross revenues and total assets) are expressly prohibited from pledging collateral security or other obligations to secure their debt in the form of bonds or listed financial instruments or financial instruments that qualify for listing, unless these guarantees are extended to all bondholders. Exceptions to this prohibition are securitisation and, as from July 2006, the establishment of assets for the use indicated in Article 2447-bis et seq. of the Italian Civil Code. On the contrary, the cross-default clauses give the bondholders the right to request early redemption of the bonds in their possession in the event of default by the Group issuers and/or Leonardo and/or any "Material Subsidiary" that results in a failure to make payment beyond pre-set limits.

On the other hand, it should be noted that financial covenants are included both in the ESG-linked Revolving Credit Facility and in the ESG-linked Term Loan, which were signed in 2021 and which require Leonardo to comply with two Financial ratios (the ratio of Group net debt - excluding payables to the joint ventures MBDA and Thales Alenia Space and lease liabilities /EBITDA, including amortisation of the right of use assets, must be no higher than 3.75 and the ratio of EBITDA, including amortisation of the right of use assets / Net interest must be no lower than 3.25), tested annually based on consolidated data, which were largely complied with at 31 December 2022. These covenants are included in the loan agreement with CDP of €mil. 100, as well as to all EIB loans in place (they were used for a total amount of €mil. 500 at 31 December 2022). In relation to this Annual Financial Report, there was full compliance with the financial covenants (the two ratios are 1.0 and 16.1, respectively).

Financial covenants, in line with U.S. standard practices, are also provided for in bank loans granted in favour of Leonardo DRS, as mentioned above. Also such financial ratios (Net debt / adj. EBITA no higher than 3.75 and adj. EBITA /Net interest no lower than 3.0, to be determined based on the data obtainable from the US GAAP financial statements of the LDO DRS Group) were met in relation to this Annual Financial Report (the two ratios were preliminarly determined and equal to -0.28 and 9.22 respectively).

In addition, there are margin adjustment clauses based on the achievement of certain indicators (KPIs) related to ESG objectives under ESG-linked financing agreements recently entered into by Leonardo.

In addition, there are margin adjustment clauses based on the achievement of certain indicators (KPIs) related to ESG objectives under ESG-linked financing agreements recently entered into by Leonardo.

Outstanding bond issues are given a medium/long-term financial credit rating by the international rating agencies: Moody's Investors Service (Moody's), Standard & Poor's and Fitch. In view of the operational performance Leonardo recorded over the past two years, the favourable conditions in its industry, and the improvement in credit metrics they had estimated over the next 12 to 18 months, the agencies upgraded Leonardo's outlook in 2022. At the date of presentation of this report, Leonardo's credit ratings (compared to the preceding position) were as follows:

Agency	Last update	Previous		Updated	
		Credit Rating	Outlook	Credit Rating	Outlook
Moody's	July 2022	Ba1	stable	Ba1	positive
Standard&Poor's	May 2022	BB+	stable	BB+	positive
Fitch	January 2022	BBB-	negative	BBB-	stable

With regard to the impact of positive or negative changes in Leonardo's credit ratings, there are no default clauses linked to the credit ratings. The only possible effects deriving from further changes, if

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26 any, to the credit ratings refer to higher or lower finance costs on certain payables of the Group. Finally, for the sake of completeness, it should be noted that the Funding Agreement between MBDA and its shareholders provides, among other things, that any downgrade of the rating assigned to the shareholders will result in a gradual increase in interest rates. Additionally, under a pre-set rating limit (for at least two out of three rating agencies: BB- from Standards & Poor's, BB- from Fitch and Ba3 from Moody’s) MBDA is entitled to determine the applicable margin each time. Finally, the agreement provides for rating limits the achievement of which allows MBDA to request the issue of a bank guarantee from its shareholders. ******************* The officer in charge of the company’s financial reporting, Alessandra Genco, hereby declares, in accordance with the provisions of Article 154-bis, paragraph 2, of the Consolidated Law on Finance, that the accounting information included in this press release corresponds to the accounting records, books and supporting documentation. ******************* Shareholders’ Meeting The Board of Directors has established the dates of the Ordinary Shareholders’ Meeting, for 8 and 9 May 2023 (in first and second call respectively); the Board will resolve about the convocation at a next meeting. ******************* At today's meeting the Board of Directors also approved the Report on Corporate Governance and Shareholder Structure, to be published together with the Integrated Report

LEONARDO

CONSOLIDATED INCOME STATEMENT

€mln.	2021	2022	Var. YoY	4Q 2021	4Q 2022	Var. YoY
Revenues	14,135	14,713	578	4,571	4,796	225
Purchases and personnel expense	(12,575)	(12,976)	(401)	(3,956)	(3,971)	(15)
Other net operating income/(expense)	(58)	(106)	(48)	8	(165)	(173)
Equity-accounted strategic investments	124	132	8	82	95	13
Amortisation and depreciation	(503)	(545)	(42)	(189)	(156)	33
EBITA	1,123	1,218	95	516	599	83
ROS	7.9%	8.3%	0.4 p.p.	11.3%	12.5%	1.2 p.p.
EBITA Restated	1,069	1,218	149	198		
ROS Restated	7.6%	8.3%	0.7 p.p.	6.2%		
Non recurring income (expense)	(101)	(114)	(13)	(56)	(69)	(13)
Restructuring costs	(89)	(119)	(30)	12	(114)	(126)
Amortisation of intangible assets acquired as part of Business combinations	(22)	(24)	(2)	(6)	(7)	(1)
EBIT	911	961	50	466	409	(57)
EBIT Margin	6.4%	6.5%	0.1 p.p.	10.2%	8.5%	(1.7) p.p.
Net financial income/ (expense)	(158)	(213)	(55)	(26)	(117)	(91)
Income taxes	(166)	(51)	115	(82)	18	100
Net result before extraordinary transactions	587	697	110	358	310	(48)
Net result related to discontinued operations and extraordinary transactions	-	235	235	-	(40)	(40)
Net result	587	932	345	358	270	(88)
attributable to the owners of the parent	586	927	341	358	265	(93)
attributable to non-controlling interests	1	5	4	-	5	5
Earning per share (Euro)						
Basic e diluted	1.019	1.611	0.592	0.623	0.460	(0.163)
Earning per share of continuing operation (Euro)						
Basic e diluted	1.019	1.611	0.592	0.623	0.460	(0.163)
Earning per share of discontinuing operation (Euro)						
Basic e diluted	-	-	-	-	-	-

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28 CONSOLIDATED BALANCE SHEET €mil. 31.12.2021 31.12.2022 Non-current assets 12,810 13,943 Non-current liabilities (2,216) (2,174) Capital assets 10,594 11,769 Inventories 1,292 975 Trade receivables 3,203 3,338 Trade payables (3,372) (3,054) Working capital 1,123 1,259 Provisions for short-term risks and charges (1,111) (1,078) Other net current assets (liabilities) (1,046) (1,260) Net working capital (1,034) (1,079) Net invested capital 9,560 10,690 Equity attributable to the Owners of the Parent 6,428 7,183 Equity attributable to non-controlling interests 27 516 Equity 6,455 7,699 Group Net Debt 3,122 3,016 Net (assets)/liabilities held for sale (17) (25) CONSOLIDATED CASH FLOW STATEMENT €mil. 2021 2022 Cash flows used in operating activities 742 1,163 Dividends received 63 133 Cash flow from ordinary investing activities (596) (757) Free operating cash flow (FOCF) 209 539 Strategic investments (19) (172) Change in other investing activities 11 (6) Net change in loans and borrowings 30 (1,322) Dividends paid 0 (80) Net increase/(decrease) in cash and cash equivalents 231 (1,041) Cash and cash equivalents at 1 January 2,213 2,479 Exchange rate gain/losses and other movements 35 73 Cash and cash equivalents at 31 December 2,479 1,511

29 CONSOLIDATED FINANCIAL POSITION €mil. 31.12.2021 31.12.2022 Bonds 2,481 1,628 Bank debt 1,648 1,350 Cash and cash equivalents (2,479) (1,511) Net bank debt and bonds 1,650 1,467 Current loans and receivables from related parties (45) (56) Other current loans and receivables (16) (49) Current loans and receivables and securities (61) (105) Hedging derivatives in respect of debt items (8) 19 Related-party leasing liabilities 30 24 Other related-party loans and borrowings 856 962 Leasing liabilities 538 546 Other loans and borrowings 117 103 Group net debt 3,122 3,016 EARNINGS PER SHARE 2021 2022 Var. YoY Average shares outstanding during the reporting period (in thousands) 575,229 575,307 78 Earnings/(losses) for the period (excluding non-controlling interests) (€ million) 586 927 341 Earnings/(losses) - continuing operations (excluding non-controlling interests) (€ million) 586 927 341 Earnings/(losses) - discontinued operations (excluding non-controlling interests) (€ million) 0 0 - BASIC AND DILUTED EPS (EUR) 1.019 1.611 0.592 BASIC AND DILUTED EPS from continuing operations 1.019 1.611 0.592 BASIC AND DILUTED EPS from discontinuing operations 0.000 0.000 -

2021 (Euro million)	Helicopters	Defence Electronics & Security	Aircrafts	Aerostructures	Space	Other activities	Eliminations	Total
New orders	4,370	7,579	2,668	365	-	102	(777)	14,307
Order backlog 31.12.2021	12,377	14,237	8,896	1,126	-	59	(1,161)	35,534
Revenues	4,157	6,944	3,268	442	-	377	(1,053)	14,135
EBITA	406	703	410	(203)	62	(255)	-	1,123
EBITA margin	9.8%	10.1%	12.5%	-45.9%	n.a.	(67.6%)	n.a.	7.9%
EBIT	352	647	403	(279)	62	(274)	-	911
Amortisation	86	168	22	43	-	78	-	397
Investments	234	261	38	48	-	95	-	676

2022 (Euro million)	Helicopters	Defence Electronics & Security	Aicrafts	Aerostructures	Space	Other activities	Eliminations	Total
New orders	6,060	8,558	2,800	420	-	400	(972)	17,266
Orders portfolio	13,614	15,160	8,554	1,075	-	360	(1,257)	37,506
Revenues	4,547	7,212	3,085	475	-	579	(1,185)	14,713
EBITA	415	805	415	(183)	31	(265)	-	1,218
EBITA margin	9.1%	11.2%	13.5%	-38.5%	n.a.	(45.8%)	n.a.	8.3%
EBIT	374	676	407	(186)	31	(341)	-	961
Amortisation	122	177	23	48	-	89	-	459
Investments	253	280	97	50	-	121	-	801

4Q 2021 (Euro million)	Helicopters	Defence Electronics & Security	Aircrafts	Aerostructures	Space	Other activities	Eliminations	Total
New Orders	1,979	2,122	1,025	66	-	4	(155)	5,041
Revenues	1,438	2,207	1,147	37	-	92	(350)	4,571
EBITA	183	278	194	(78)	25	(86)	-	516
EBITA margin	12.7%	12.6%	16.9%	(210.8%)	n.a.	(93.5%)	n.a.	11.3%
EBIT	144	253	193	(59)	25	(90)	-	466
Amortisation and depreciation	25	60	4	12	-	22	-	123
Investments	91	110	2	22	-	60	-	285

4Q 2022 (Euro million)	Helicopters	Defence Electronics & Security	Aicrafts	Aerostructures	Space	Other activities	Eliminations	Total
New Orders	1,437	2,953	1,163	78	-	194	(278)	5,547
Revenues	1,394	2,356	1,126	124	-	199	(403)	4,796
EBITA	181	348	177	(49)	21	(79)	-	599
EBITA margin	13.0%	14.8%	15.7%	(39.5%)	n.a.	(39.7%)	n.a.	12.5%
EBIT	170	250	172	(51)	21	(153)	-	409
Amortisation and depreciation	52	53	6	14	-	24	-	149
Investments	102	135	48	16	-	72	-	373

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31 Leonardo, a global high-technology company, is among the top world players in Aerospace, Defense and Security and Italy’s main industrial company. Organized into five business divisions, Leonardo has a significant industrial presence in Italy, the United Kingdom, Poland and the USA, where it also operates through subsidiaries that include Leonardo DRS (defense electronics), and joint ventures and partnerships: ATR, MBDA, Telespazio, Thales Alenia Space and Avio. Leonardo competes in the most important international markets by leveraging its areas of technological and product leadership (Helicopters, Aircraft, Aerostructures, Electronics, Cyber Security and Space). Listed on the Milan Stock Exchange (LDO), in 2020 Leonardo recorded consolidated revenues of €13.4 billion and invested €1.6 billion in Research and Development. The company has been part of the Dow Jones Sustainability Indices (DJSI) since 2010 and has been confirmed among the global sustainability leaders in 2021. Leonardo is also included in the MIB ESG index. Press Office Ph +39 0632473313 leonardopressoffice@leonardo.com Investor Relations Ph +39 0632473512 ir@leonardo.com leonardo.com